EXHIBIT 10.3

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GRANT NOTICE

Executive Stock Option

[Participant Name]

Congratulations! You have been granted an option to purchase shares of First Horizon National Corporation (“FHNC”) common stock as follows:

GRANT DATE:	_________, 2014	GOVERNING PLAN:	Equity Compensation Plan
NUMBER OF SHARES GRANTED:		OPTION EXPIRATION DATE:	Seventh anniversary of Grant Date
OPTION PRICE PER SHARE:	$	VESTING DATES (25% ON EACH DATE):	First four anniversaries of Grant Date

This stock option award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan. It is also governed by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) and by the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”), as in effect during the term of this award.

This award is subject to possible early termination and forfeiture, even if vested, in accordance with the Plan and Procedures and can result in a forfeiture of profit following exercise in certain circumstances as provided in the Plan (in particular, in Section 6), the Policy, the Procedures, and this Notice. As of the grant date, the Procedures provide (among other things) that:

(a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable exercise date; HOWEVER —

(b) if your termination of employment occurs because of your death, permanent disability, or normal retirement (age 65 or later with at least 5 years of service), this award will continue to vest in accordance with the schedule set forth above and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the third anniversary of your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment;

(c) if your termination of employment occurs because of your early retirement (age 55 or later with at least 15 years of service), the then-unvested portion of your award will be forfeited immediately but the then-vested portion will continue to be exercisable as provided in clause (b) as if you had normally retired; and

(d) if your employment is terminated by us involuntarily other than for Cause, the then-unvested portion of your award will be forfeited immediately but the then-vested portion will remain outstanding and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the 90th day following your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment.

Other forfeiture provisions apply to this award. Currently the Plan and Policy provide for forfeiture or recovery of exercised shares or proceeds if you engage in certain types of misconduct. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already exercised you must pay in cash to FHNC the gross pre-tax value reported to the IRS measured at exercise, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends, for any portion exercised, on the second anniversary of the exercise date. By accepting this award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

Vesting may be accelerated as provided in the Governing Plan. If a Change in Control (as defined in that Plan) occurs, if FHNC does not survive that event as a company whose stock is publicly traded, and if vesting of this award is not accelerated prior to cessation of public trading, then this award will be modified or canceled without your consent. In that case FHNC agrees to take action that either will (in effect) substitute for this award a new equity-based award (which need not be a stock option and need not be payable in stock), or will cancel this award in exchange for its immediate spread value at that time, in any case based on the transaction value of FHNC shares and in all cases as determined by the Committee in its discretion. The Committee is permitted to exercise its discretion in a Change in Control situation in different ways for different persons, and in different ways for different awards; however, in all cases the Committee will seek in good faith to avoid any significant diminishment or enlargement of value measured at the time of the Change in Control based on the transaction value of FHNC shares.

This option award is nonqualified, so that your exercise of this option is taxable. Your withholding and other taxes will depend principally upon the extent to which FHNC’s stock value exceeds the option price on your exercise date.

QUESTIONS ABOUT YOUR STOCK OPTION AWARD?

Important information concerning the Governing Plan and this award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your award or need a copy of the Governing Plan, the related prospectus, or the current Procedures, contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217 x511. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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